Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated October 13, 2021, relating to the financial statements of Nightfood Holdings, Inc. and Subsidiaries as of June 30, 2021 and 2020 and to all references to our firm included in this Offering Statement.

RBSM LLP

New York, NY

July 18, 2022